AMENDMENT TO ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (“Amendment”) is made and entered into effective this 31st day of January, 2004 by and between Amedisys, Inc., a Delaware corporation, and/or those wholly owned (directly or indirectly) individual subsidiaries of Amedisys, Inc. to which it assigns its rights under the Asset Purchase Agreement referenced below prior to the Closing as Purchaser (hereinafter referred to collectively as “Purchaser”) and the individual entities executing this Amendment on the execution page, attached, as Seller (hereinafter referred to collectively as “Seller”). Purchaser and Seller are referred to at times in this Amendment as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Purchaser and Seller entered into that certain Asset Purchase Agreement dated January 4, 2003 (the “Agreement”); and

WHEREAS, the Agreement currently does not address the use by Purchaser of the “St. Mary’s” name at St. Mary’s Hospital Home Health, which name is subject to a prior license agreement between Seller and a third party; and

WHEREAS, the Parties have agreed to modify the Closing dates on which certain of the Agencies will be transferred by Seller to Purchaser; and

WHEREAS, the Parties are in agreement that Purchaser has completed its due diligence with respect to the Business as of January 29, 2004 and such due diligence did not yield results inconsistent in any material respect with Seller’s representations and warranties in Section 5 of the Agreement or financial results that have had a Material Adverse Effect with respect to the Agencies as of such date, and as such, due diligence is no longer a condition to Purchaser’s obligation to purchase the Assets under Section 8.10 of the Agreement; and

NOW THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1. Section 1.02.0l(ii) of the Agreement is amended and restated as follows:

(ii) For Agencies that currently utilize a trade name containing the name of a Seller hospital (other than the Tenet name)—For a period of 180 days following the effective date hereof, Purchaser shall be entitled to utilize the Agencies’ pre-transaction trade name solely as a parenthetical reference to its former name following Purchaser’s new trade name for the Agency as follows (e.g., if an agency was conducting business prior to the transaction under the trade name of “Hospital Home Health,” Purchaser may continue to conduct business as “Purchaser Home Health, an Amedisys Company” (formerly “Hospital Home Health”) for a period of 180 days); provided, however, that Purchaser may not use, even in a parenthetical reference, the name “St. Mary’s” with respect to the Agency currently doing business as St. Mary’s Hospital Home Health.

2. Schedule 2.01 of the Agreement is hereby amended, restated and replaced in whole, in accordance with the revised Schedule 2.01 attached hereto as Exhibit A.

3. That Section 8.10 of the Agreement is hereby amended and restated as follows:

8.10 Purchaser’s Failure to Close. If Purchaser’s Board of Directors determines not to approve the Closing and purchase the Assets on the terms and conditions of this Agreement, or otherwise fails to Close, Purchaser shall pay to Seller as sole and liquidated damages for such failure to Close, Seller’s documented costs of negotiation and documentation of this Agreement and other activities related to the commencement of the transactions contemplated by this Agreement incurred to third parties, not to exceed One Hundred Thousand Dollars ($100,000).

4. That the typographical error in the effective date of the Agreement be corrected, to state January 5, 2004.

5. All defined terms used in this Amendment but not otherwise defined herein shall have the meanings given to such terms in the Agreement.

6. Except as otherwise set forth herein, no terms or provisions of the Agreement are amended or modified by this Amendment.

7. To the extent this Amendment is inconsistent or conflicts with the Agreement, this Amendment shall control.

[Signature Pages Follow]

Tenet Home Care of Broward County

By:

Name:	Eric Tuckman
Title:	Authorized Signatory

St. Mary’s Hospital Home Health

By:

Name:	Eric Tuckman
Title:	Authorized Signatory

Tenet Home Care of Miami-Dade

By:

Name:	Eric Tuckman
Title:	Authorized Signatory

First Community Home Care

By:

Name:	Eric Tuckman
Title:	Authorized Signatory

Cypress — Fairbanks Home Health

By:

Name:	Eric Tuckman
Title:	Authorized Signatory

St. Francis Home Health and Hospice

By:

Name:	Eric Tuckman
Title:	Authorized Signatory

Brookwood Health Services, Inc. d/b/a
Brookwood Medical Center Hospice

By:

Name:	Eric Tuckman
Title:	Authorized Signatory

PURCHASER:

Amedisys, Inc.

By:	/s/ Jeffrey D. Jeter

Name:	Jeffrey D. Jeter
Title:	Corporate Counsel

Exhibit A

Schedule 2.01

Agencies	Purchase Price Payment
March 1, 2004 Professional Home Health; Memorial Home Care; Spalding Regional Home Health; First Community Home Care; Cypress-Fairbanks Home Health	75%:	$14,863,254

April 1, 2004 Brookwood Home Care Services; Brookwood Health Services, Inc. dba Brookwood Medical Center Hospice; St. Francis Hospital Home Health and Hospice	12.5%:	$2,477,209

May 1, 2004 Tenet Home Care of Palm Beach; Tenet Home Care of Broward County; St. Mary’s Hospital Home Health; Tenet Home Care of Miami- Dade	12.5%:	$2,477,209

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